As filed with the Securities and Exchange Commission on March 25, 2011
Registration No. 333-52378

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

All American Group, Inc.
(Exact name of registrant as specified in its charter)

Indiana	35-1101097
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2831 Dexter Drive, Elkhart, Indiana	46514
(Address of Principal Executive Offices)	(Zip Code)
Coachmen Industries, Inc. Retirement Plan and Trust, 2000 Omnibus Stock Incentive Program and
Supplemental Deferred Compensation Plan
(Full title of the plan)
Richard M. Lavers
All American Group, Inc.
2831 Dexter Drive
Elkhart, Indiana 46514
Tel. No.: (574) 266-2500
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including communications sent to agent for service, should be sent to:
Philip L. McCool, Esq.
Taft Stettinius & Hollister LLP
One Indiana Square, Suite 3500
Indianapolis, Indiana 46204
(317) 713-3500
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF UNSOLD SECURITIES
     This Post-Effective Amendment relates to the following Registration Statement (the “Registration Statement”) of All American Group, Inc. (“AAG”), formerly known as Coachmen Industries, Inc.:
Registration Statement filed with the Securities and Exchange Commission on December 21, 2000 on Form S-8 (Registration No. 333-52378) pertaining to the registration of 2,000,000 common shares, without par value, of AAG (the “Common Shares”), issuable under the Coachmen Industries, Inc. 2000 Omnibus Stock Incentive Program, $3,000,000 of Supplemental Deferred Compensation Plan Obligations under the Coachmen Industries, Inc. Supplemental Deferred Compensation Plan, and an indeterminate amount of interests under the Coachmen Industries, Inc. Retirement Plan and Trust.
     All American Group Holdings, LLC, a Delaware limited company (“Acquiror”), All American Acquisition Corporation, an Indiana corporation (“Acquisition Sub”), and AAG entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 8, 2011, which contemplated, among other things, the merger of Acquisition Sub with and into AAG (the “Merger”), with AAG continuing as the surviving corporation and becoming a wholly owned subsidiary of Acquiror. The Merger was consummated on March 24, 2011.
     As a result of the consummation of the transactions contemplated by the Merger Agreement, AAG has terminated all offerings of its Common Shares and other securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, AAG is filing this Post-Effective Amendment to the Registration Statement to deregister all of the Common Shares and other securities registered under the Registration Statement that remained unissued as of the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elkhart, State of Indiana, on March 24, 2011.

ALL AMERICAN GROUP, INC.
By:	/s/ Richard M. Lavers
Richard M. Lavers
President

     No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.